Exhibit 5.1
John N. Brewer
Tel 702.792.3773
Fax 702.792.9002
brewerjn@gtlaw.com
November 17, 2010
Watson Pharmaceuticals
311 Bonnie Circle
Corona, California 92880

Re:	Watson Pharmaceuticals, Inc.
Ladies and Gentlemen:
     We have acted as special Nevada counsel for Watson Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3, Registration No. 333-161404 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on August 17, 2009 providing for the sale from time to time of common stock, preferred stock, debt securities, in any combination from time to time. The Company, in accordance therewith, has filed its Prospectus Supplement covering 10,537,755 shares (the “Shares”) of the Company’s common stock (the “Common Stock”) for the sale of the Shares by a selling security holder. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Registration Statement.
     In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:
1.	The articles of incorporation and bylaws of the Company as are currently in effect.

2.	A certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors.

3.	The Registration Statement.

4.	The Base Prospectus filed with the Registration Statement.

5.	Preliminary Prospectus Supplement of the Company dated November 10, 2010.

6.	The Final Prospectus Supplement of the Company dated November 11, 2010.

Watson Pharmaceuticals, Inc.
November 17, 2010

     In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. As to certain matters expressed herein, we have relied upon and assumed the accuracy and completion of certificates and reports of various state authorities and public officials and of the Company.
     Based upon the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and will be, when issued and delivered pursuant to the terms of the Registration Statement and the Final Prospectus Supplement and satisfaction of other requisite consideration, validly issued, fully paid and non-assessable.
     We are admitted to the Bar of the State of Nevada, and in rendering our opinions herein stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. Except for the laws of the State of Nevada, we express no opinion as to the laws of any other state, federal laws of the United States of America or securities exchange or other securities regulatory authority, or other jurisdiction.
     This opinion letter speaks as of its date. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. We consent to the filing of this opinion letter as an exhibit to the Registration Statement.
Very truly yours,
GREENBERG TRAURIG, LLP